                                                                    Exhibit 99.1

[GRAPHIC OMITTED]

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: July 22, 2003

                              FOR IMMEDIATE RELEASE

             Horizon Bancorp Announces Record Year-to-date Earnings
             ------------------------------------------------------

Michigan City, Indiana, (July 22, 2003) - Horizon Bancorp today announced unaudited financial results for the quarter ended June 30, 2003. Craig M. Dwight, President and Chief Executive Officer stated, "we are pleased to announce record earnings for the six months ending June 30, 2003. The results are due to the hard work and dedication of our entire team to deliver to our customers' exceptional service and sensible advice. Most recently our mortgage teams exhibited the true spirit of our Company through their dedication and hard work to deliver exceptional service by exceeding our standards for loan processing time during a time of record loan volume. In addition, during the first six months, we were pleased to announce the opening of our newest office and pending acquisition of Anchor Mortgage in St. Joseph, Michigan. This acquisition and new office will compliment our expansion plans and accelerate our anticipated future cash flow from this market."

For the quarter ending June 30, 2003, net income was $1.775 million or $.86 per fully diluted share. This compares to net income of $1.291 million or $.65 per fully diluted share for the same quarter of the prior year. This represents a 37% increase in net income over the second quarter of the prior year. Year to date net income was $3.499 million or $1.70 per fully diluted share compared to net income of $2.396 million or $1.21 per fully diluted share for the first six months of the prior year. Year-to-date net income is up 46% over the prior year same time period. The prior year six month period included a $97 thousand net of tax, or $.05 per fully diluted share, charge for the cumulative effect of a change in accounting for goodwill.

Net interest income for the quarter ended June 30, 2003 was $5.985 million, an increase of $545 thousand or 10% over the same period of the prior year. This increase was the result of an increase in average earning assets over the second quarter of 2002 of approximately $105 million and partially offset by a decline in net interest margin of 24 basis points. The growth in earning assets came primarily in the investment portfolio and mortgage warehouse loans. Mortgage warehouse loans continued to experience unprecedented growth due to heavy refinance activity. Mortgage warehouse loans outstanding averaged $240.3 million during the second quarter of 2003 compared to $162.2 million for the same quarter of the prior year. Continuing declines in overall interest rates caused the net interest margin decrease. Earning assets yields declined due to the overall decline in market rates; however, rates of interest paid on deposits are at levels that will not allow for additional reductions that match the declines experienced by earning assets.

Non-interest income increased $917 thousand or 43% from the second quarter of 2002. This increase relates primarily to increased gains on the sale of mortgage loans into the secondary market. During the second quarter of 2003, the gain on sale of mortgage loans totaled $1.190 million on the sale of approximately $61.2 million of mortgage loans. This compares to a gain of $453 thousand on the sale of approximately $21.5 million of mortgage loans in the second quarter of 2002.


                                    - MORE -


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Pg. 2 Cont.  Horizon Second Quarter Earnings

Non-interest expense increased $776 thousand or 14% from the second quarter of 2002. The majority of the increase relates to salaries and employee benefits. These increased due to additional commissions paid to mortgage loan originators as a result of increased mortgage loan originations and additional staffing for new market expansion. Other increases include loan expense, due to increased volume, and legal expense related to the restatement of Horizon's articles of incorporation and year-end reporting issues.

At June 30, 2003, Horizon's total assets were $774 million compared to $720 million at December 31, 2002. Total net loans were $553 million at June 30, 2003 compared to $530 million at December 31, 2002. The growth in loans came primarily in mortgage warehouse loans, as mentioned above and commercial real estate. Offsetting the growth in these areas was a decrease in the portfolio of residential mortgage loans due to refinancing activity.

Horizon's allowance for loan losses at June 30, 2003 was $6.6 million, or 1.18% of gross loans, compared to $6.3 million or 1.17% at December 31, 2002. Non-performing assets at June 30, 2003 were $1.7 million, or 0.30% of gross loans, compared to $1.3 million or .24% at December 31, 2002. The growth occurred in residential real estate loans.

Total deposits were $489 million at June 30, 2003, which is unchanged from December 31, 2002. Core deposits increased to $360.7 million at June 30, 2003, from $344.2 million at December 31, 2002. The growth came primarily in non-interest bearing transaction accounts.

Book value per common share at March 31, 2003 was $22.60 compared to $20.89 at December 31, 2002. The change in stockholders' equity during the six months ended June 30, 2003 is the result of net income, net of dividends declared, an increase in the market value of investment securities available for sale and the exercise of stock options.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southwestern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso and Merrillville, Indiana, and St. Joseph, Michigan. Horizon also provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Contact:          Horizon Bancorp
                           James H. Foglesong
                           Chief Financial Officer
                           (219) 873 - 2608
                           Fax: (219) 874-9280

                                      # # #


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                                 HORIZON BANCORP
                 (In thousands except per share data and ratios)

                                                                                                  At                 At
                                                                                               June 30,         December 31,
                                                                                                 2003               2002
                                                                                                 ----               ----
SELECTED FINANCIAL DATE:

Total assets                                                                                    $779,115          $720,130
Cash and cash equivalents                                                                         30,783            35,692
Investment securities available for sale                                                         154,617           109,453
Loans held for sale                                                                                4,927            12,620
Loans, net                                                                                       552,662           529,538
Deposits                                                                                         489,442           489,259
Total borrowings                                                                                 238,730           183,521
Total equity                                                                                      44,926            41,410

CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                                                            13.90%            13.55%
  Tier 1 capital to risk weighted assets                                                           12.65%            12.29%
  Tier 1 capital to average assets                                                                  7.87%             7.20%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                                                                0.30%             0.24%
  Allowance for loan losses to nonperforming loans                                                399.68%           483.76%
  Allowance for loan losses to total loans                                                          1.18%             1.17%


                                                                    Three Months                         Six Months
                                                                   Ended June 30,                      Ended June 30,
                                                              -------------------------         --------------------------
                                                                2003             2002             2003              2002
                                                                ----             ----             ----              ----
SELECTED OPERATING DATA:

Total interest income                                         $ 10,255         $ 10,036         $ 20,430          $ 19,312
Total interest expense                                           4,270            4,596            8,560             8,617
                                                              --------         --------         --------          --------
Net interest income                                              5,985            5,440           11,870            10,695
Provision for loan losses                                          375              375              750               750
                                                              --------         --------         --------          --------
Net interest income after provision for loan losses              5,610            5,065           11,120             9,945
                                                              --------         --------         --------          --------
Noninterest income:
  Service charges on deposit accounts                              804              722            1,528             1,383
  Fiduciary activities                                             632              630            1,188             1,183
  Gain on sale of loans                                          1,190              453            2,211               978
  Other noninterest income                                         432              336              920               829
                                                              --------         --------         --------          --------
Total noninterest income                                         3,058            2,141            5,847             4,373
                                                              --------         --------         --------          --------
Noninterest expense:
  Salaries and employee benefits                                 3,455            3,103            6,704             6,031
  Other noninterest expense                                      2,700            2,276            5,253             4,611
                                                              --------         --------         --------          --------
Total noninterest expense                                        6,155            5,379           11,957            10,642
                                                              --------         --------         --------          --------

Net income before taxes and cumulative effect of
  change in accounting method                                    2,513            1,827            5,011             3,676
Income tax expense                                                 738              536            1,511             1,183
                                                              --------         --------         --------          --------
Net income before cumulative effect of change in
  accounting method                                              1,775            1,291            3,500             2,493
Cumulative effect of change in accounting method                    --               --               --               (97)
                                                              --------         --------         --------          --------
Net income                                                    $  1,775         $  1,291         $  3,500          $  2,396

PERFORMANCE RATIOS:

Diluted earnings per share                                    $   0.86         $   0.65         $    1.70         $   1.21
Return on average equity                                         15.95%           14.05%           15.99%            13.29%
Net interest margin                                               3.58%            3.82%            3.60%             3.92%